Exhibit 10.32

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (“Agreement”)is made and entered into as of this 4th day of April, 2003 between MedicalCV, Inc., a Minnesota corporation (“Seller”), and PKM Properties, LLC, a Minnesota limited liability company (“Purchaser”).  For purposes of this Agreement, the term “Effective Date” shall mean the date that Purchaser receives a fully executed copy of this Agreement.

In consideration of the covenants and agreements contained herein, the parties agree as follows:

1.                                       Premises.

A.                                   Premises.  Subject to compliance with the terms and conditions of this Agreement, Seller shall sell to Purchaser and Purchaser shall purchase from Seller the following (collectively, the “Premises”):

1.                                       The real property located at 9725 South Robert Trail, in the City of Inver Grove Heights, County of Dakota, State of Minnesota, legally described in EXHIBIT A and depicted on EXHIBIT B attached hereto, consisting of approximately 19.35 acres of real property together with all easements, tenements, hereditaments, and appurtenances belonging thereto (the “Land”); and

2.                                       The office-warehouse-manufacturing facility building (“Building”) and other structures and improvements erected or placed on the land, supplies, tools, and equipment used in connection with the maintenance or operation of the Premises or Building (collectively, the “Personal Property”).

B.                                     Excluded Assets; Liabilities of Seller.

1.                                       Seller shall retain ownership of any personal property located on the Premises not described in Section 1.A. above (including but not limited to all supplies, tools, equipment (used in connection with the maintenance or operation of Tenant’s business), inventory, machinery, furniture, fixtures,  and other items of personal property located on or about the Building.

2.                                       Except as specifically set forth herein, Purchaser shall not assume or pay any liabilities, expenses, or other obligations of Seller except as provided in this Agreement.

2.                                       Purchase Price; Payment.

A.                                   Purchase Price.  The purchase price for the Premises shall be Three Million Five Hundred Thousand and 00/100 Dollars ($3,500,000.00) (“Purchase Price”).

B.                                     Payment.  Purchaser shall pay the purchase price for the Premises as follows:

1.                                       Earnest Money.  The sum of Ten Thousand and 00/100 Dollars ($10,000.00) earnest money (“Earnest Money”) shall be deposited by Purchaser with Old Republic National Title Insurance Company (“Title”) upon execution of this Agreement.  The Earnest Money shall be placed and held by Title in its commercial interest bearing account in accordance with the terms of this Agreement and shall be credited against the Purchase Price in favor of Purchaser at closing.  Any and all interest accruing on the Earnest Money pursuant to this Agreement shall be paid to Purchaser and shall accrue solely for Purchaser’s benefit.  If Purchaser does not provide Seller with written notice that a condition to closing set forth in Section 7 of this Agreement has not been satisfied, then the Earnest Money shall be deemed nonrefundable to Purchaser, except as otherwise provided in Sections 3D., 5.B., 5.C., 14.A. or elsewhere in this Agreement.

2.                                       Mortgage Note.  $2,500,000 by assumption of the principal balance of a promissory note and mortgage, assignment of rents, security agreement and fixture financing statement executed by CV Dynamics, Inc., now known as MedicalCV, Inc., in favor of Riverside Bank, now known as Associated Bank-Minnesota, dated November 23, 1999 (“Mortgage Note”).

3.                                       Cash.  $990,000, the balance of the Purchase Price shall be paid (subject to prorations, reductions and credits as provided below) by Purchaser paying such amount in immediately available funds by wire transfer to an account designated by Seller.

3.                                       Title To Be Delivered; Commitment; Survey; Title Objections.

A.                                   Title To Be Delivered.  At closing, Seller agrees to convey Marketable Fee Simple Title in the Land and Building.  For purposes of this Agreement, the term “Marketable Fee Simple Title” means title to the Land and Building that, when acquired by Purchaser, will be insurable by Title under its standard ALTA (Form 10/17/92) Owner’s Title Insurance Policy, at standard rates and free and clear of all liens, encumbrances, easements, covenants, conditions and restrictions other than the Permitted Exceptions (defined herein).  Seller shall deliver to Purchaser Marketable Fee Simple Title, free and clear of all claims, encumbrances and liens except:

1.                                       Mortgage, Assignment of Rents, Security Agreement and Fixture Financing Statement executed by CV Dynamics, Inc. in favor of Riverside Bank, dated November 23, 1999, filed December 13, 1999, as Document No. 1659505 in the original amount of $2,500,000.

2.                                       Trunk, watermain, sanitary sewer extension and utility easement(s) over the southeasterly 20 feet lying south of the north 417.42 feet of the Northwest ¼ of the Southwest ¼ in favor of the City of Inver Grove Heights, recorded as Document No. 1740919.

3.                                       Conditional Use Permit issued by the City of Inver Grove Heights dated July 14, 1997 recorded July 24, 1997 as document number 1434761.

4.                                       Road Easement in favor of the State of Minnesota set forth in final certificate recorded February 2, 1955 in Book 64 p.240.

5.                                       Easement between Soo Line Railroad Company, a Minnesota corporation dated November 15, 1991 recorded January 10, 1992, as Document No. 1022688.

6.                                       The lien of real estate taxes due and payable in 2003 and subsequent years.

7.                                       The lien of the following special assessments:

(1)                                  1998-12 CV - $168,000 payable in installments in 2004 and thereafter;

(2)           2003 installment - $39,360

8.                                       Laws, regulations, or ordinances of any governmental unit or agency which do not prohibit the current use of the Premises.

9.                                       An unrecorded tower lease between CV Dynamics, Inc. and U.S. West Communications Wireless Group, a division of U.S. West Communications dated April 16, 1997 (“Tower Lease”).

B.                                     Commitment.  Seller at its sole cost and expense shall cause to be issued and delivered to Purchaser a commitment (“Commitment”) covering the Premises issued by Title wherein Title agrees to issue to Purchaser upon the recording of the Deed (defined herein) and the conveyance documents described herein an ALTA (Form 10/17/92) Owner’s Title Insurance Policy, with standard coverage, in the full amount of the Purchase Price.  Such Commitment shall include a (i) non-imputation endorsement, (ii) an endorsement insuring that the conveyance to the Purchaser complies with Sections 302A.661 and 302A.673 of the Minnesota Business Corporation Act (collectively, “MBCA Endorsement”), and (iii) Uniform Commercial Code financing statement search, tax lien search, state and federal court judgment and lien search.  Seller shall deliver a copy of the Survey (defined herein) to Title so that the initial Commitment may be amended or supplemented to contain any survey exceptions to title.

C.                                     Survey.  Seller at its sole cost and expense shall cause to be delivered to Purchaser a current ALTA/ACSM Urban Land Title Survey (“Survey”) of the Premises prepared by a duly licensed land surveyor in the State of Minnesota reasonably approved by Purchaser, which Survey shall meet the then current accuracy standards jointly adopted by ALTA and ACSM and shall contain a certification as set forth in the attached EXHIBIT C dated after the date of this Agreement and shall contain items 1 through 4, 6, 7(a), 8 through 11(a), and 13 and 14 of Table A of the 1999 Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys. The Survey shall be issued in the names of Seller, Purchaser, Title and Associated Bank and TCF National Bank.  Seller shall deliver to said surveyor a copy of the Commitment to be delivered to Purchaser as provided above, so that the Survey delivered to Purchaser will include and identify the location of any encroachments, easements, encumbrances or other restrictions that are identified or disclosed in the Commitment.

D.                                    Title Objections.  Purchaser shall have until ten (10) days from the date it receives the latter of the Commitment or Survey (or any update or supplement thereto) to make its objections to matters disclosed in the Commitment or Survey (or any update or supplement thereto) in writing to Seller.  Any exception disclosed in the Commitment or Survey (or any update or supplement thereto) and not timely objected to by Purchaser within the applicable ten (10) day period shall be deemed a “Permitted Exception” hereunder.  Seller shall have until twenty (20) days after it receives such objections to have the same removed or satisfied, using its best efforts.  If Seller shall fail to have such objections removed within that time, then without limiting any other remedies Purchaser may have at law or in equity, Purchaser may, at its sole discretion, either (a) terminate this Agreement without any liability on its part and receive the Earnest Money (together with interest) back, (b) waive such objections in writing and proceed to closing with the understanding that such uncured objections shall be deemed Permitted Exceptions at closing, or (c) attempt to cure such uncured objections, in which event Purchaser shall have an additional twenty (20) days to attempt to cure such objections, and if Purchaser is not successful in curing such objections, Purchaser shall then have the right to either terminate this Agreement pursuant to clause (a) above or waive such objections pursuant to clause (b) above.

4.                                       Property Information; Purchaser’s Inspections.

A.                                   Seller’s Documents.  Concurrently with Seller’s acceptance and delivery of this Agreement to Purchaser, Seller shall deliver to Purchaser, complete and accurate copies of any contracts, leases, licenses or other agreements pertaining to the Premises, including any amendments thereof, and copies of all permits, plats, authorizations, notices, consents, approvals, plans, specifications, surveys, engineering studies, analysis, soil test borings, environmental studies and other documentation pertaining to the physical condition, development and operation of the Premises and any other information reasonably requested by Purchaser (whether prepared by Seller, Seller’s agents or independent contractors, any governmental authority or agency, federal, state or local, or any other third party), to the extent that Seller has the same in its possession or has a right of possession thereto (“Seller’s Documents”).

B.                                     Environmental Assessment.  Seller shall, at its sole cost, obtain and deliver to Purchaser an update of the Phase I Environmental Assessment (“Phase I”)of the Premises prepared by Pinnacle Engineering, Inc. and dated September 27, 1999, which update is issued in the name of Seller, Purchaser, Associated Bank and TCF National Bank (“Updated Phase I”).

C.                                     Appraisals.  Seller shall, at its sole cost, provide Purchaser with an update of the existing appraisal of the Premises conducted by Jabs, Gehrig & Company and dated August 29, 2002 (“Seller’s Appraisal”).  Seller’s Appraisal shall be for the benefit of Seller, Purchaser and Associated Bank such that they can each rely on the Seller’s Appraisal.  Purchaser shall, at its sole cost, obtain an appraisal of the Premises taking into consideration the financial terms of the lease from Purchaser to Seller (“Purchaser’s Appraisal”).

D.                                    Purchaser’s Inspections.  Purchaser, its counsel, accountants, agents and other representatives, shall upon at least twenty-four (24) hours prior notice to Seller have full and continuing access to the Premises, as well as to all other papers and documents of Seller as they relate to the title, physical condition, development and operation of the Premises, which inspections will be conducted in a manner not disruptive to the operation or security of the Premises.  Purchaser and its agents and representatives shall also have the right to enter upon the Premises at any time after the execution and delivery hereof for any purpose whatsoever, including inspecting, surveying, engineering, test boring, performance of environmental tests and such other work as Purchaser shall consider appropriate and shall have the further right to make such inquiries of governmental agencies and utility companies, etc., and to make such feasibility studies and analyses as it considers appropriate (collectively the “Inspections”). Purchaser shall indemnify and hold harmless Seller from and against any liabilities, losses, liens, expenses, suits and fees or damages to persons or property arising out of the activities of Purchaser, its agents or contractors on the Premises.

5.                                       Control of Premises; Condemnation.

A.                                   Control of Premises.  Until the closing, except for Purchaser’s indemnification obligations set forth in Section 4.D. above, Seller shall have the full responsibility and the entire liability for any and all damages or injury of any kind whatsoever to the Premises, the Improvements thereon, and all persons, whether employees or otherwise, and all property from and connected to the Premises.  Seller agrees to keep the Premises continually insured during the term of this Agreement under a policies of (i) commercial general liability insurance with policy limits of not less than $1,000,000 per incident, and (ii) fire, hazard and all risk property insurance in amount equal to one hundred percent (100%) of the replacement value of the Improvements.  Until the closing, Seller shall have the full responsibility for the continued operation, maintenance and repair of the Premises, provided, however, Seller shall not (i) enter into any new leases or any amendments, modifications, extensions or renewals of existing leases except a sublease with Huntter Medical, or (ii) approve of any assignment or sublease of an existing lease, without the prior written consent of the Purchaser, which may be withheld in Purchaser’s reasonable discretion.

B.                                     Condemnation.  If, prior to the closing, the Premises shall be the subject of an action in eminent domain or a proposed taking by a governmental authority, whether temporary or permanent, Purchaser, at its sole discretion, shall have the right to terminate this Agreement upon notice to Seller without liability on its part by so notifying Seller and the Earnest Money (with interest) shall be refunded to Purchaser.  If Purchaser does not exercise its right of termination, (i) any and all proceeds arising out of any such eminent domain or taking shall be held in trust by Seller for the benefit of Purchaser and paid to Purchaser at closing or if the eminent domain action has not concluded as of the Closing Date, Seller shall assign any quick take payments to Purchaser, assign any rights of Seller in the eminent domain action and any award therein to Purchaser and Purchaser shall take title subject to the eminent domain action; and (ii) if the condemning authority has acquired title as of the Closing Date, the “Premises” shall thereafter be defined to mean the Premises less the portion taken by eminent domain or condemnation.  In no event shall the Purchase Price be changed.

C.                                     Casualty.  If, prior to the closing, the Premises or the Improvements are damaged or destroyed, Purchaser, at its sole discretion, shall have the right to terminate this Agreement upon notice to Seller without liability on its part by so notifying Seller and the Earnest Money (with interest) shall be refunded to Purchaser.  If the Premises or Improvements are not materially damaged or destroyed or Purchaser does not exercise its right of termination, Seller shall proceed forthwith to repair the damage to the Premises and Improvements and any and all proceeds arising out of such damage or destruction, if the same be insured, shall be held in trust by Seller for the benefit of such repair.

6.                                       Representations, Warranties and Covenants of Seller.  In order to induce Purchaser to enter into this Agreement and purchase the Premises, Seller hereby represents, warrants and covenants to Purchaser:

A.                                   Each of the persons executing this Agreement on behalf of Seller does hereby represent and warrant that (i) Seller is a duly organized and validly existing corporation, as the case may be, under the laws of the State of Minnesota, (ii) Seller is qualified to do business in the state in which the Premises are located, (iii) the Seller has full right and authority to enter into this Agreement, (iv) each person signing on behalf of the Seller is authorized to do so, (v) the execution and delivery of this Agreement by Seller will not constitute a default under any indenture, agreement, contract, mortgage or other instrument to which Seller is a party, (vi) Seller is not a “foreign person” as that term is defined under Internal Revenue Code Section 1445(F)(3), and (vii) the sale of the Premises is not subject to any withholding requirements imposed by the Internal Revenue Code, including, without limitation, Section 1445(F)(3).

B.                                     No action in condemnation, eminent domain or public taking proceedings have been commenced or to the best of Seller’s knowledge without investigation pending against the Premises.

C.                                     To the best of Seller’s knowledge without investigation, no ordinance or hearing is now before any local governmental body which either contemplates or authorizes any levy of special assessments against the Premises.

D.                                    There is no actual or to the best of Seller’s knowledge without investigation threatened, action, litigation, or administrative proceeding by any organization, person, individual or governmental agency (including governmental actions under condemnation authority or similar proceedings) affecting the Premises.

E.                                      Seller owns fee simple title interest to the Premises.

F.                                      To the best of Seller’s knowledge, there are no delinquent taxes against the Premises.  There are no “Green Acres” taxes against the Premises.  Seller has not appealed any taxes or assessments payable against the Premises and has made no commitments or agreements with any taxing authorities pertaining to the payment of taxes and assessments against the Premises or the assessed value of the Premises.

G.                                     All labor or material which have been furnished to the Premises have been fully paid for or will be fully paid for prior to the closing date so that no valid lien for labor or materials rendered can be asserted against the Premises.

H.                                    Seller has not received notice of any order, suit, judgment or other proceedings relating to fire, building, zoning, air pollution or health violations that have not been corrected.  Seller has received no written request from any fire insurance underwriter or governmental authority for any alterations or any additions to the Premises.

I.                                         There are no management, maintenance or service contracts, leases, licenses, purchase agreements, purchase options, rights of first refusal, or other unrecorded agreements affecting the Premises, except the lease between Seller and Huntter Medical which will be converted by Seller into a sublease on or before closing.  Seller agrees not to enter into any new, or modify any existing, written or oral service contracts, leases, licenses or other recorded or unrecorded agreements affecting the Premises hereafter without Purchaser’s prior written consent which may be withheld in Purchaser’s reasonable discretion, except for the Huntter Medical sublease.

J.                                        To the best knowledge of Seller without investigation and subject to whatever may be disclosed in the Phase I, Updated Phase I, or any other document delivered by Seller to Purchaser (“Environmental Documents”), there are no toxic or hazardous substances or wastes, pollutants or contaminants (including, without limitation, asbestos, urea formaldehyde, the group of organic compounds known as polychlorinated biphenyls, petroleum products including gasoline, fuel oil, crude oil and various constituents of such products, and any hazardous substance as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), 42 U.S.C. § 9601-9657, as amended) released on or illegally disposed of, from the Premises, nor has Seller undertaken any activity on the Premises that would cause or contribute to (i) the Premises becoming a treatment facility within the meaning of the Resource Conservation and Recovery Act of 1976 (“RCRA”), 42 U.S.C. § 6901 et. al., (ii) a release or threatened release of toxic or hazardous wastes or substances, pollutants or contaminants, from the Premises within the meaning of, CERCLA, or (iii) the discharge of pollutants or effluent into any water source or system, the dredging or filling of any waters or the discharge into the air of any emissions, that would require a permit under the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et. al., or the Clean Air Act, 42 U.S.C. § 7401 et. al., or any similar state law or local ordinance.  To the best knowledge of Seller without investigation and subject to whatever may be disclosed in the Environmental Documents there are no substances or conditions released in or on the Premises that may support a claim or cause of action under RCRA, CERCLA or any other federal, state or local environmental statutes, regulations ordinances or other environmental regulatory requirements.  Seller has disclosed to Purchaser all environmental reports and studies with respect to the Premises which are in Seller’s possession or the possession of Seller’s agents.

No above ground or underground tanks are located in or about the Premises, or to the best knowledge of Seller without investigation, have been located under, in or about the Premises and have subsequently been removed or filled, other than as disclosed in the Environmental Documents previously delivered to Purchaser.  To the extent storage tanks exist on or under the Premises, such storage tanks have been duly registered with all appropriate regulatory and governmental bodies and to the best of Seller’s knowledge without investigation otherwise are in compliance with applicable Federal, state and local statutes, regulations, ordinances and other regulatory requirements.

Subject to whatever may be disclosed in the Environmental Documents, (i) Seller has not received any written notice that the Premises or Seller’s operations at the Premises do not comply with any applicable federal, state, county or local statutes, laws, regulations, rules, ordinances, codes, standards, orders, licenses and permits of any governmental authorities relating to environmental matters (being hereinafter collectively referred to as the “Environmental Laws”), including by way of illustration and not by way of limitation, (A) the Clean Air Act, the federal Water Pollution Control Act of 1972, the Resource Conservation and Recovery Act of 1976, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Toxic Substances Control Act, or the Minnesota Environmental Response and Liability Act (including any amendments or extensions thereof and any rules, regulations, standards or guidelines issued pursuant to any of said Environmental Laws), and (B) all other applicable environmental standards or requirements. (ii) there are no existing or pending remedial actions or other work, repairs, construction or capital expenditures with respect to the Premises in connection with the Environmental Laws; (iii) Seller has not released Hazardous Materials into the environment, or deposited, spilled, discharged, disposed of Hazardous Materials at, on, or adjacent to the Premises; (iv) no notices of any violation of any of the matters referred to in the foregoing sections relating to the Premises or its use have been received by Seller and there are no writs, injunctions, decrees, orders or judgments outstanding, no lawsuits, claims, proceedings or investigations pending or threatened, relating to the ownership, use, maintenance or operation of the Premises.

K.                                    Seller is not aware of and has not received any written notification from governmental authorities with respect to violations of any law or ordinance concerning the Premises.

For purposes of the above representations limited to “Seller’s knowledge”, “Seller’s knowledge” means the knowledge of all current officers of Seller and any current employee with management responsibility for production operations.

Purchaser expressly acknowledges that the Premises is being sold and accepted AS-IS, WHERE IS, and Seller makes no representations or warranties (other than those Seller representations and warranties contained in this Section 6), express or implied with respect to the physical condition or any other aspect of the Premises, including without limitation, (1) the conformity of the Premises to past, current or future applicable zoning or building requirements, (2) the existence of soil instability, past soil repairs, soil additions or conditions of soil fill, or susceptibility to landslides, (3) the sufficiency of any drainage, (4) whether the Premises is located wholly or partially in a flood plain or a flood hazard boundary or similar area, (5) the existence or non-existence of underground storage tanks, (6) any other matter affecting the stability or integrity of the land, or any buildings or improvements situated on or as part of the Premises, (7) the availability of public utilities and services for the Premises, (8) the fitness or suitability of the Premises for Purchaser’s intended use, (9) the potential for further development of the Premises, (10) the existence of vested land use, zoning or building entitlements affecting the Premises, or (11) the presence of Hazardous Substances, as hereinafter defined, in, on or about the Premises (collectively, the “Premises Conditions”).

EXCEPT AS PROVIDED IN THIS SECTION 6, PURCHASER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY AND ALL ACTUAL OR POTENTIAL RIGHTS PURCHASER MIGHT HAVE REGARDING ANY FORM OF WARRANTY, EXPRESS OR IMPLIED OR ARISING BY OPERATION OF LAW, INCLUDING, BUT IN NO WAY LIMITED TO, ANY WARRANTY OF CONDITION, HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE RELATING TO THE PREMISES, ITS IMPROVEMENTS OR THE PREMISES CONDITIONS.  Purchaser’s waiver is absolute, complete, total and unlimited in every way and except for misrepresentations made in this agreement Purchaser hereby completely, irrevocably and unconditionally releases and forever discharges Seller of and from any and all claims and demands whatsoever in law or equity, whether such claims are presently known or unknown, direct or indirect, fixed or contingent, which the Purchaser has had, now has, may in the future have, or may claim to have against Seller, caused by or arising out of the Premises, its improvements, the Premises Conditions or any other aspect of the Premises, whether such claims or demands may be based on any statute, code, regulation, rule or common law, whether federal, state or local.

Similarly, Purchaser acknowledges and agrees that any reports, studies, plans, drawings or other written materials which are made available by Seller or its agents to Purchaser (“Information”) shall be delivered on an AS-IS WHERE-IS basis, without any representation or warranty by Seller as to the thoroughness, truth, completeness, sufficiency or accuracy of the data or information contained therein.

The representations and warranties set forth in this Section 6 shall be continuing and shall be true and correct on and as of the Closing Date with the same force and effect as if made at that time and all such representations, warranties and covenants shall survive closing and shall not merge into Seller’s deed being delivered at closing for a period of five years following closing.  As if the fifth anniversary of the Closing Purchaser shall be deemed to have waived any claims against

Seller on the basis of misrepresentations except for written claims delivered to Seller prior to the first anniversary of the closing, time being of the essence.

7.                                       Contingencies.  The closing of the transaction contemplated by this Agreement and all the obligations of Purchaser under this Agreement are subject to fulfillment, on or before the Closing Date, of the following conditions precedent:

A.                                   Purchaser shall have determined that the physical status or condition of the Premises, including without limitation, environmental, geotechnical (soil), wetland, floodplain, drainage and availability of adequate access and utilities, shall be satisfactory to Purchaser in its sole discretion.

B.                                     Purchaser, in its sole and absolute discretion, shall have determined that the Premises are acceptable to Purchaser in all respects, including without limitation, economic feasibility, market feasibility, and availability of utilities and access.

C.                                     Purchaser shall have determined that its appraisals are satisfactory to Purchaser, in its sole discretion.

D.                                    Purchaser shall have determined that the Updated Phase I is satisfactory to Purchaser, in its sole discretion.

E.                                      Purchaser shall have reached agreement with Associated Bank for the assumption by Purchaser of Seller’s existing Note and Mortgage in the amount of $2,500,000, upon terms and conditions satisfactory to Purchaser, in its discretion.

F.                                      Purchaser shall have reached agreement with Associated Bank or some other lender to loan Paul Miller and/or Purchaser $1,000,000 upon terms and conditions satisfactory to Purchaser.

G.                                     Seller shall have amended the Energy Note with terms satisfactory to Purchaser, Purchaser shall be permitted to assume the Energy Note on terms satisfactory to Purchaser and Seller shall have provided Estoppel Certificates from Dakota Electric Association upon terms and conditions satisfactory to Purchaser.

H.                                    Seller shall not be in default under this Agreement or the Discretionary Line of Credit Agreement between Purchaser and Seller as of the Closing Date.

I.                                         Seller shall have converted the lease to Hunter Medical to a sublease between Seller and Huntter Medical, which shall be subordinate to a lease between Seller and Purchaser for the Premises.

J.                                        Seller shall have delivered Briggs and Morgan, P.A.’s opinion (“Briggs Opinion”) to Purchaser, Paul Miller and Title upon terms and conditions satisfactory to Purchaser, Paul Miller and Title.

K.                                    Title shall have issued the MBCA Endorsement.

L.                                      Seller shall have executed and delivered the Lease to Purchaser.

Purchaser shall provide Seller written notice on or prior to the Closing Date of any condition which has not been satisfied.  In such event at the option of Purchaser set forth in such notice either (i) this Agreement shall be terminated and neither party shall have further obligation to the other except that the Purchaser shall tender a quit claim deed to Seller and Seller shall authorize release of the Earnest Money to Purchaser, or Purchaser shall provide Seller additional time in which Seller may satisfy such conditions.

Notwithstanding anything contained herein to the contrary, it shall be a condition of Purchaser’s obligation to close this transaction that (i) the representations and warranties made by Seller in Section 6 shall be correct as of the Closing Date with the same force and effect as if such representations were made at such time, and (ii) the status and marketability of title shall have been established to Purchaser’s satisfaction in accordance with this Agreement.

8.                                       Closing Date.  Subject to the fulfillment or waiver of the conditions hereof, and provided that all of the covenants, representations and warranties of Seller are true and correct on the Closing Date as though made on such date, the closing of the purchase and sale shall take place no later than April 15, 2003 (the “Closing Date”).  The closing shall take place at the offices of Purchaser’s attorney or at such other place as Seller and Purchaser may mutually determine.  Possession of the Premises shall be delivered to Purchaser on the Closing Date subject to Permitted Encumbrances.

9.                                       Seller’s Obligations At Closing.  At or prior to the Closing Date, Seller shall:

A.                                   Deliver to Purchaser Seller’s duly recordable Warranty Deed (the “Deed”) to the Premises (in a form reasonably satisfactory to Purchaser) conveying to Purchaser Marketable Fee Simple Title to the Premises and all rights appurtenant thereto.

B.                                     Deliver to Purchaser the Bill of Sale conveying marketable title to the Personal Property.

C.                                     Cause to be furnished and delivered to Purchaser the ALTA (Form 10/17/92) Owner’s Title Insurance Policy in conformity with the requirements of this Agreement, or a “marked-up” Commitment in form acceptable to Purchaser including the MBCA Endorsement and the non-imputation endorsement.

D.                                    Deliver to Purchaser the Briggs Opinion.

E.                                      Deliver to Purchaser Title’s standard affidavit of Seller confirming that Seller is not a “foreign corporation” within the meaning of Section 1445 of the Internal Revenue Code.

F.                                      Deliver to Purchaser Title’s standard affidavit of Seller in form and content sufficient to allow Title to delete the standard exceptions contained in Purchaser’s Owners Title Insurance Policy relative to (i) parties in possession, (ii) liens for labor, materials, or services, and (iii) unrecorded easements or other instruments.

G.                                     Deliver to Purchaser a certificate at closing confirming that the representations and warranties set forth in Section 6 of this Agreement are true and correct as of the Closing Date as though made as of such date.

H.                                    Deliver the amendment, assumption, and estoppel certificate documents relating to the Energy Note.

I.                                         Deliver the assumption documents for the Mortgage Note.

J.                                        Deliver a Lease of the Premises executed by Seller as tenant in the form of Exhibit D attached hereto.

K.                                    Deliver an opinion of counsel in the form of Exhibit E.

L.                                      Deliver to Purchaser an Assignment of the Tower Lease in form acceptable to Purchaser and executed by Seller.

M.                                 Deliver to Purchaser such other documents as may be reasonably required by this Agreement (including, without limitation, authorizing resolutions of Seller), all in a form reasonably satisfactory to Purchaser, Seller and Title.

10.                                 Delivery of Purchase Price; Obligations At Closing.  At closing, subject to the terms, conditions, and provisions hereof and the performance by Seller of its obligations as set forth herein, Purchaser shall:

A.                                   Deliver the Earnest Money to Seller (except any interest accrued thereon) and credited against the Purchase Price, and Purchaser deliver the balance of the Purchase Price to Seller pursuant to Section 2 above.

B.                                     Execute and deliver the Lease.

C.                                     Execute the assumption documents for the Mortgage Note, including without limitation, a release of the liability of Seller.

D.                                    Execute the assumption documents for the Energy Note.

11.                                 Closing Costs.  The following costs and expenses shall be paid as follows in connection with the closing:

A.                                   Seller shall:

1.                                       Pay the cost to prepare and deliver to Purchaser the Commitment, the cost of the Survey; the cost of Seller’s Appraisal; the cost of the Updated Phase I; all fees to record all of the documents necessary to permit Seller to convey Marketable Fee Simple Title to the Premises to Purchaser (other than the fee to record the Deed); the cost of any endorsements necessary to convey Marketable Fee Simple Title to Purchaser including without limitation the MBCA Endorsement and the non-imputation endorsement; and one-half (1/2) of the closing fee and/or escrow fee charged by Title in connection with the issuance of the Owners Title Insurance Policy to Purchaser, the escrow of Earnest Money, or the closing of this transaction.

2.                                       Pay any state deed tax imposed on the conveyance.

3.                                       Pay any deferred or delinquent real estate taxes or utilities and Seller’s pro-rata share of those costs and expenses set forth in Section 12 below.

4.                                       Attorneys’ fees and costs of Seller’s attorneys.

B.                                     Purchaser shall pay the following costs in connection with the closing:

1.                                       The filing fee necessary to record the Deed.

2.                                       The premium for the Owners Title Insurance Policy to be delivered to Purchaser in conformance with the requirements of Section 3 of this Agreement; the premium for any extended coverage title insurance endorsement requested by Purchaser.

3.                                       The cost of Purchaser’s Appraisal.

4.                                       One-half (1/2) of the closing fee and/or escrow fee charged by Title in connection with the issuance of the Owners Title Insurance Policy to Purchaser, the escrow of Earnest Money, or the closing of this transaction.

5.                                       All costs associated with assumption of the Mortgage Note and any loan used by Purchaser to finance the purchase of the Premises.

6.                                       Attorneys’ fees and costs of Purchaser’s attorneys.

C.                                     The terms of this Section 11 shall survive the closing of the transaction contemplated herein.

12.                                 Prorations.  The following prorations shall be made as of the Closing Date:

A.                                   Real estate taxes (including any outstanding special assessments and/or installments of special assessments certified to the real estate taxes for payment) allocable to the Premises that are due and payable in the year of closing shall be prorated between Seller and Purchaser to the Closing Date.  Seller shall pay all such real estate taxes due and payable in years prior to the year of closing.  Purchaser shall assume responsibility for the payment of all such taxes due and payable in years subsequent to the year of closing.

B.                                     The terms of this Section 12 shall survive the closing of the transaction contemplated herein.

13.                                 Brokerage.  Seller and Purchaser represent and warrant to each other that they have not engaged the services of any broker in connection with the sale and purchase contemplated by this Agreement.  Each party hereby agrees to indemnify, defend and hold harmless the other party for any claim (including reasonable expenses incurred in defending such claim) made by a broker, sales agent or similar party claiming to be entitled to a commission in connection with this transaction by reason of the acts of the indemnifying party.  The terms of this Section 13 shall survive the closing of the transaction contemplated herein.

14.                                 Remedies.

A.                                   Seller Default.  If Seller defaults in the performance of this Agreement, then Title shall promptly refund the Earnest Money (and all interest) to Purchaser and Purchaser’s sole remedies shall be to elect to either (i) cancel this Agreement by written notice to Seller, in which event Seller shall promptly authorize Title Company to reimburse Purchaser its Earnest Money in consideration of a quit claim deed to the Premises executed by Purchaser, or (ii) if Purchaser does not cancel this Agreement, Seller acknowledges the Premises are unique and that money damages to Purchaser in the event of default by Seller are inadequate and Purchaser shall have the right to apply for and to receive from a court of competent jurisdiction equitable relief by way of specific performance to enforce performance of the terms of this Agreement, plus reimbursement for costs, including reasonable attorneys’ fees, incurred in the securing of such relief provided under section 16J herein.

B.                                     Purchaser Default.  If Purchaser defaults in the performance of this Agreement, Seller’s sole remedies shall be to either (i) cancel this Agreement by delivering written notice of such default to Purchaser (“Seller’s Default Notice”), in which event Purchaser shall have the opportunity to cure such default within thirty (30) days after receipt of Seller’s Default Notice, and if Purchaser fails to timely cure such default after receipt of Seller’s Default Notice, then this Agreement shall be deemed canceled without further action between the parties and Purchaser shall authorize Title to deliver the Earnest Money to Seller as liquidated damages, it being the understanding and agreement of the parties that it would be impractical or extremely difficult to determine the actual damages to Seller in the event of Purchaser’s default, and that the Earnest Money is a reasonable estimate of the damages which Seller would incur as a result of Purchaser’s default hereunder, or (ii) commence a legal action for specific performance and upon obtaining such a final order, Title shall be authorized to deliver the Earnest Money to Seller as partial payment of the purchase price, and Seller shall be entitled to reimbursement of costs, including reasonable attorney fees incurred in the securing of such relief as provided under section 16J herein.

15.                                 Escrow.  Title is authorized and agrees by acceptance thereof to promptly deposit the Earnest Money as provided herein and to hold same in escrow and to disburse the same in accordance with the terms and conditions of this Agreement.  The sole duties of Title regarding the Earnest Money shall be those described herein, and Title shall be under no obligation to determine whether the other parties hereto are complying with any requirements of law or the terms and conditions of any other agreements among said parties.  Title may conclusively rely upon and shall be protected in acting upon any written notice, consent, order or other document believed by it to be genuine and to have been signed or presented by the proper party or parties to this Agreement.  Title shall have no duty or liability to verify any such written notice, consent, order or other document, and its sole responsibility shall be to act as expressly set forth in this Agreement.  Title shall be under no obligation to institute or defend any action, suit or proceeding in connection with this Agreement.  If Purchaser and Seller execute any separate escrow instructions or an escrow agreement with Title, then in the event of a conflict between the terms of such escrow instructions or escrow agreement and the terms of this Agreement, the terms of this Agreement shall control, Title shall also execute this Agreement solely for the purpose of acknowledging its agreement with and understanding of the terms of this Section 15 and the other provisions of this Agreement relative to receipt, escrow, investment and disbursement of the Earnest Money. Failure of Title to execute this Agreement shall not affect the validity of this Agreement as between Seller and Purchaser.

16.                                 Miscellaneous.  The following general provisions govern this Agreement.

A.                                   No Waivers.  The waiver by either party hereto of any condition or the breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of any other condition or of any subsequent breach of the same or of any other term, covenant or condition herein contained.  Purchaser, in its sole discretion may waive any right conferred upon Purchaser by this Agreement; provided that such waiver shall only be made by Purchaser giving Seller written notice specifically describing the right waived.

B.                                     Time of Essence.  Time is of the essence of this Agreement.

C.                                     Governing Law.  This Agreement is made and executed under and in all respects to be governed and construed by the laws of the State of Minnesota and the parties hereto hereby agree and consent and submit themselves to any court of competent jurisdiction situated in the State of Minnesota.

D.                                    Notices.  All notices and demands given or required to be given by any party hereto to any other party shall be deemed to have been properly given if and when delivered in person, the next business day after being sent by reputable overnight commercial courier (e.g. UPS. or Federal Express), sent by facsimile (with verification of receipt) or three (3) business days after having been deposited in any U.S. Postal Service and sent by registered or certified mail, postage prepaid, addressed as follows (or sent to such other address as any party shall specify to the other party pursuant to the provisions of this Section):

TO SELLER:	TO PURCHASER:

MedicalCV, Inc.	PKM Properties, LLC
ATTN: Jules Fisher	ATTN: Paul Miller
9725 South Robert Trail	c/o Gracon Contracting, Inc.
Inver Grove Heights, MN 55077	606 24th Avenue South
PHONE: 651-234-6699	Suite B12
FAX: 651-234-6669	Minneapolis, MN 55454
PHONE: 612-305-4850
With a copy to:	FAX: 612-305-4813

James R. Steilen	With a copy to:
Briggs and Morgan, P.A.
2400 IDS Center	Charles Diessner
80 South Eighth Street	Fredrikson & Byron, P.A.
Minneapolis, MN 55402	4000 Pillsbury Center
PHONE: 612-334-8678	200 South Sixth Street
FAX: 612-334-8650	Minneapolis, MN 55402
PHONE: 612-492-7060
FAX: 612-492-7077

In the event either party delivers a notice by facsimile, as set forth above, such party agrees to deposit the originals of the notice in a post office, branch post office, or mail depository maintained by the U.S. Postal Service, postage prepaid and addressed as set forth above.  Such deposit in the U.S. Mail shall not affect the deemed delivery of the notice by facsimile, provided that the procedures set forth above are fully complied with.

Any party, by notice given as aforesaid, may change the address to which subsequent notices are to be sent to such party.

E.                                      Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the successors and assigns of each of the parties hereto.  This Agreement may be assigned or transferred by Purchaser at any time without consent of Seller, including, without limitation, to a lender of Purchaser, provided the assignee agrees to be bound by the terms of this Agreement.  Upon such assignment, Purchaser shall have no further or other obligations under this Agreement.

F.                                      Invalidity.  If for any reason any term or provision of this Agreement shall be declared void and unenforceable by any court of law or equity it shall only affect such particular term or provision of this Agreement and the balance of this Agreement shall remain in full force and effect and shall be binding upon the parties hereto.

G.                                     Complete Agreement.  All understandings and agreements heretofore had between the parties are merged into this Agreement which alone fully and completely expresses their agreement.  This Agreement may be changed only in writing signed by both of the parties hereto and shall apply to and bind the successors and assigns of each of the parties hereto and shall not merge with the Deed delivered to Purchaser at closing.

H.                                    Counterparts.  This Agreement may be executed in one or more counterparts each of which when so executed and delivered shall be an original, but together shall constitute one and the same instrument.

I.                                         Calculation of Time Periods.  Unless otherwise specifically provided herein, in computing any period of time described in this Agreement, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday under the laws of the State of Minnesota, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday or legal holiday.  The final day of such period shall be deemed to end at 5:00 p.m., Minnesota time.

J.                                        Attorneys’ Fees.  If any dispute arises between the parties regarding this Agreement or the subject matter thereof, the prevailing party in any court action, administrative proceeding or alternative dispute resolution commenced or maintained to resolve such dispute, shall be entitled to an award of reasonable attorneys’ fees, disbursements and court costs in addition to any other remedy to which the parties are entitled.

K.                                    Survival.  All of the warranties, covenants, and representations made herein by either Seller or Purchaser shall survive closing and the delivery of the Deed to Purchaser, or the earlier termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

SELLER: MedicalCV, Inc.		PURCHASER: PKM Properties, LLC

BY:	/s/ Blair P. Mowery	BY:	/s/ Paul K. Miller

ITS:	President/CEO	ITS:	Chief Manager

ACCEPTANCE BY TITLE

The undersigned, being referred to as Title in the above Agreement, hereby acknowledges and accepts the terms of this Agreement as its escrow instructions and agrees to act in accordance herewith.

Acknowledged and agreed to this           day of                                , 2003.

Old Republic National Title Insurance Company

By:

Its:

EXHIBIT A

LEGAL DESCRIPTION OF PREMISES

That part of the West Half (W1/2) of the Southwest Quarter (SW ¼) of Section Nineteen (19), Township Twenty-seven (27), Range Twenty-two (22), Dakota County, Minnesota lying Northerly of the Northerly right-of-way line of Minnesota State Trunk Highway No. 3 and Westerly of the Westerly right-of-way line of the Chicago, Milwaukee, St. Paul and Pacific Railroad Company:

EXCEPT that part thereof included within the North 417.42 feet of the East 417.42 feet of the Northwest Quarter (NW ¼) of the Southwest Quarter (SW ¼) of Section Nineteen (19), Township Twenty-seven (27), Range Twenty-two (22), Dakota County, Minnesota, as measured along the North and East lines thereof, and

EXCEPT that part described as follows: Commencing at the Northwest corner of said West Half (W ½) of the Southwest Quarter (SW ¼); thence South 0 degrees 01 minutes 18 seconds East (assumed bearing) a distance of 700 feet along the West line of said West Half (W½) of the Southwest Quarter (SW ¼) to the point of beginning of the parcel to be described; thence North 89 degrees 58 minutes 42 seconds East a distance of 500 feet; thence South 0 degrees 01 minutes 18 seconds East a distance of 343.44 feet, more or less, to the Northerly right-of-way line of State Trunk Highway No. 3; thence Southwesterly along said right-of-way line 604.14 feet, more or less, to its intersection with the West line of said West Half (W ½) of the Southwest Quarter (SW ¼); thence Northerly along said West line 666.87 feet, more or less, to the point of beginning, according to the Government Survey thereof, located in Dakota County, Minnesota.

A-1

EXHIBIT C

SURVEY CERTIFICATION

To PKM Properties LLC, Associated Bank, Dakota County Abstract & Title and Old Republic National Title Insurance Company:

This is to certify that this map or plat and the survey on which it is based were made in accordance with “Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys,” jointly established and adopted by ALTA, ACSM and NSPS in 1999, and includes Items 1, 2, 3,  4, 6, 7(a), 8, 9, 10, 11(a), 13 and 14 of Table A thereof.  Purchase to the Accuracy Standards as adopted by ALTA, NSPS, and ACSM and in effect on the date of this certification, undersigned further certifies that [surveyor to complete with the appropriate phrase].  The Premises and easement descriptions were taken from Old Republic National Title Insurance Company Commitment to Insure Application No.              dated                        .

, Land Surveyor
Minnesota License No.

Dated:

C-1